EXHIBIT 21.1

SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

        Amcor plc has no parent. The following were significant subsidiaries of the Company as of  June 30, 2020.

Name	Organized Under The Laws Of
Amcor Pty Ltd.	Australia
Amcor Investments Pty. Ltd.	Australia
Amcor Packaging (U.S.A) Inc.	United States of America
Amcor Rigid Packaging USA LLC	United States of America
Amcor Flexibles LLC	United States of America
Amcor European Holdings Pty. Ltd.	Australia
Amcor Holding	United Kingdom
Amcor Holding No 1. Ltd.	United Kingdom
AFP (Europe)	United Kingdom
Containers Packaging (Europe)	United Kingdom
Bemis Company, Inc.	United States of America
Bemis Wisconsin LLC	United States of America
Bemis Packaging, Inc.	United States of America